EXHIBIT 4.1

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of March 27, 2012 (this “Amendment”), to the Rights Agreement (the “Rights Agreement”), dated as of December 10, 2004, between PENTAIR, INC., a Minnesota corporation (the “Company”), and WELLS FARGO BANK, N.A., as the Rights Agent (the “Rights Agent”). Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights;

WHEREAS, it has been proposed that the Company enter into an Merger Agreement to be dated the date hereof with Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Parent”), Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and presently a wholly-owned subsidiary of Parent (“Spinco”), Panthro Acquisition Co., a Delaware corporation (“AcquisitionCo”) and a wholly-owned subsidiary of Spinco and Panthro Merger Sub, Inc., a Minnesota corporation (“Merger Sub”) and a wholly-owned subsidiary of AcquisitionCo;

WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement to render the Rights inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement;

WHEREAS, the Company deems this Amendment to be advisable and in the best interests of the holders of the Rights (including, prior to the Distribution Date, registered holders of the Common Shares) and at a duly convened meeting the Company’s Board of Directors has duly approved this Amendment;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to such time as any Person becomes an Acquiring Person, and subject to certain exceptions set forth therein, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares of the Company;

WHEREAS, no Person has become an Acquiring Person as of the date hereof;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by Angela Lageson, Senior Vice President, General Counsel & Secretary of the Company certifying that this Amendment complies with the terms of Section 27 of the Rights Agreement;

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.	Section 1 of the Rights Agreement is hereby amended by adding the following terms in the appropriate alphabetical order:

“AcquisitionCo” shall mean Panthro Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Spinco.

“Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

“Exempted Transaction” shall have the meaning set forth in the definition of Acquiring Person, as amended herein.

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” shall mean the Merger Agreement by and among the Company, Parent, Spinco, AcquisitionCo, and Merger Sub dated as of March 27, 2012.

“Merger Sub” shall mean Panthro Merger Sub, Inc., a Minnesota corporation and a wholly-owned subsidiary of AcquisitionCo.

“Parent” shall mean Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland.

“Parent Group” shall have the meaning set forth in the definition of Acquiring Person, as amended herein.

“Spinco” shall mean Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and presently a wholly-owned subsidiary of Parent.

2.	The definition of “Acquiring Person”, as set forth in Section 1(a) of the Rights Agreement is hereby amended by inserting the following at the end of such definition:

“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, none of Parent, Spinco, AcquisitionCo, Merger Sub nor any Subsidiary (as such term is defined in the Merger Agreement) of Parent (collectively, the ‘Parent Group’) shall be, or shall be deemed to be, an Acquiring Person, either individually or collectively, solely by virtue of (A) the approval, execution, delivery or amendment of the Merger Agreement; (B) the public announcement of the Merger Agreement or the Merger; (C) the consummation of the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement. Each event described in clauses (A), (B), (C) and (D) above is referred to herein as an ‘Exempted Transaction’.”

3.	The definitions of “Beneficial Owner”, “beneficially own” and “Beneficial Ownership” set forth in Section 1(c) of the Rights Agreement are hereby amended by inserting the following at the end of such definitions:

“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, the Parent Group, either individually or collectively, shall not be deemed to be a ‘Beneficial Owner’ of, to have ‘Beneficial Ownership’ of, or to ‘beneficially own’, any securities solely by virtue of or as a result of any Exempted Transaction.”

4.	The parenthetical containing the definition of “Distribution Date” set forth in Section 3(a) of the Rights Agreement is hereby amended to read in its entirety:

“(including in either case any such date which is after the date of this Agreement and prior to the Record Date; the earlier of such dates being herein referred to as the “Distribution Date”; provided, however, that if the tenth day or Business Day, as the case may be, after the pertinent date occurs before the Record Date, “Distribution Date” shall mean the Record Date; provided further that, notwithstanding anything to the contrary in this Section 3(a) or in this Agreement, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction or the public announcement thereof.)”

5.	The definition of “Share Acquisition Date”, as set forth in Section 1(l) of the Rights Agreement is hereby amended by inserting the following at the end of such definition:

“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, a Share Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction or the public announcement thereof.”

6.	Section 29 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights (including, prior to the Distribution Date, the Common Shares of the Company) or any person any legal or equitable right, remedy or claim under this Agreement by virtue of or in connection with any Exempted Transaction.”

7.	The following is added as a new Section 11(q) of the Rights Agreement:

“Notwithstanding anything to the contrary in this Section 11 or in this Agreement, a Section 11(a)(ii) Event shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction or the public announcement thereof.”

8.	Section 13(c) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything to the contrary in this Section 13 or in this Agreement, a Section 13 Event shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction or the public announcement thereof.”

9.	Section 23 of the Rights Agreement is hereby amended to add the following at the end thereof:

“(d) At the Final Expiration Date, (i) this Agreement shall be terminated and be void and of no further force or effect, (ii) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (iii) the holders of the Rights (including, prior to the Distribution Date, registered holders of the Common Shares) shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire any securities of the Company.”

10.	The Exhibits to the Rights Agreement shall be deemed restated to reflect this Amendment, mutatis mutandis.

11.	The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

12.	This Amendment shall be effective upon execution by the parties hereto and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

13.	If the Merger Agreement is terminated and the Merger is abandoned, then from and after such time this Amendment shall be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment.

14.	This Amendment may be executed in any number of counterparts and each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

15.	The Rights Agent shall not be subject to, nor be required to interpret or comply with, nor determine if any Person has complied with, the Merger Agreement, even though reference thereto may be made in this Amendment or the Rights Agreement.

16.	By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PENTAIR, INC.,

by	/s/ Angela Lageson
	Name:	Angela Lageson
	Title:	Senior Vice President, General Counsel & Secretary

WELLS FARGO BANK, N.A.,
as Rights Agent

by	/s/ Barbara M. Novak
	Name:	Barbara M. Novak
	Title:	Vice President

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